X1 CAPITAL INC.

CODE OF ETHICS

July 25, 2023

X1 Code of Ethics 7-18-23Page 1 of 8

CODE OF ETHICS

Introduction

Ethics are important to X1 Capital Inc. (the "Company") and to its management. The Company is committed to the highest ethical standards and to conducting its business with the highest level of integrity. This code of business conduct and ethics (the "Code") has been adopted by the Company in order to establish applicable policies, guidelines, and procedures that promote ethical practices and conduct by Company and all its employees, officers, and directors.

All officers, directors and employees of the Company are responsible for maintaining this level of integrity and for complying with the policies contained in this Code. If you have a question or concern about what is proper conduct for you or anyone else, please raise these concerns with any member of management, or follow the procedures outlined in applicable sections of this Code.

Purpose of the Code

This Code is intended to:

•Help you recognize ethical issues and take the appropriate steps to resolve these issues.

•Deter ethical violations and avoid any abuse of position of trust and responsibility.

•Maintain confidentiality of our business activities.

•Assist you in complying with applicable securities laws.

•Assist you in reporting any unethical or illegal conduct.

•Reaffirm and promote our commitment to a corporate culture that values honesty and accountability.

 All employees, as a condition of employment or continued employment, will acknowledge in writing that they have received a copy of this Code, read it, and understand that the Code contains our expectations regarding their conduct. All employees will receive any updates and updated versions of this Code and will be required to read and acknowledge such updates.

Conflicts of Interest

You must avoid any conflict, or the appearance of a conflict, between your personal interests and our interests. A conflict exists when your personal interest in any way interferes with our interests, or when you take any action or have any interest that may make it difficult for you to perform your job objectively and effectively. For example, a conflict of interest probably exists if:

•You cause us to enter into business relationships with you or a member of your family, or invest in companies affiliated with you or a member of your family.

•You use any non-public information about us, our customers or our other business partners for your personal gain, or the gain of a member of your family.

•Tou use or communicate confidential information obtained in the course of your work for your or another's personal benefit.

Corporate Opportunities

Each of us has a duty to advance the legitimate interests of Company when the opportunity to do so presents itself. Therefore, you may not:

•Take for yourself personally opportunities, including investment opportunities, discovered through the use of your position with us, or through the use of our property or information.

•Use our property, information, or position for your personal gain or the gain of a family member.

•Compete, or prepare to compete, with us.

Confidentiality

You must not disclose confidential information regarding us, our affiliates, our lenders, our clients, or our other business partners, unless disclosure is authorized or required by law. Confidential information includes all non-public information that might be harmful to, or useful to the competitors of, Company, our affiliates, our lenders, our clients, or our other business partners. Even after you leave Company, this obligation continues until the information becomes publicly available.

Fair Dealing

You must endeavor to deal fairly with our customers, suppliers and business partners, or any other companies or individuals with whom we do business or come into contact with, including fellow employees and our competitors. You must not take unfair advantage of these or other parties by means of:

•Manipulation

•Concealment

•Abuse of privileged information

•Misrepresentation of material facts

•Any other unfair-dealing practice

Protection and Proper Use of Company Assets

 Our assets are to be used only for legitimate business purposes. You should protect our assets and ensure that they are used efficiently.

Incidental personal use of telephones, fax machines, copy machines, personal computers and similar equipment is generally allowed if there is no significant added cost to us, it does not interfere with your work duties, and is not related to an illegal activity or to any outside business.

Compliance with Applicable Laws, Rules and Regulations

Each of us has a duty to comply with all laws, rules and regulations that apply to our business. Highlighted below are some of the key compliance guidelines that must be followed.

Insider trading.  It is against the law to buy or sell securities using material information that is not available to the public. Individuals who give this "inside" information to others may be liable to the same extent as the individuals who trade while in possession of such information. You must not trade in our securities, or the securities of our affiliates, our lenders, our clients, or our other business partners while in the possession of "inside" information. All employees are required to be familiar and comply with our Insider Trading Policy and Procedures.

2

"Whistleblower" protections.  It is against the law to discharge, demote, suspend, threaten, harass, or discriminate in any manner against an employee who provides information or otherwise assists in investigations or proceedings relating to violations of federal securities laws or other federal laws prohibiting fraud against stockholders. You must not discriminate in any way against an employee who engages in these "whistleblower" activities.

Investment Company Act requirements.  A separate code of ethics has been established to comply with the Investment Company Act of 1940 and is applicable to those persons designated in such code.

Document Retention.  You must adhere to appropriate procedures governing the retention and destruction of records consistent with applicable laws, regulations and our policies. You may not destroy, alter or falsify any document that may be relevant to a threatened or pending lawsuit or governmental investigation.

Please talk to our Chief Compliance Officer if you have any questions about how to comply with the above regulations and other laws, rules and regulations.

In addition, we expect you to comply with all of our policies and procedures that apply to you. We may modify or update our policies and procedures in the future, and may adopt new policies and procedures from time to time. You are also expected to observe the terms of any confidentiality agreement, employment agreement or other similar agreement that applies to you.

Equal Opportunity, Harassment

We are committed to providing equal opportunity in all of our employment practices including selection, hiring, promotion, transfer, and compensation of all qualified applicants and employees without regard to race, color, sex or gender, gender identity, sexual orientation, religion, age, national origin, handicap, disability, citizenship status, or any other status protected by law. With this in mind, there are certain behaviors that will not be tolerated. These include harassment, violence, intimidation, and discrimination of any kind involving race, color, religion, gender, gender identity, sexual orientation, age, national origin, citizenship status, handicap, disability, marital status, or any other status protected by law.

Political Activities

The Company encourages its employees to be actively involved in the civic affairs of the communities in which they live. When speaking on public issues, however, employees should do so only as individual citizens of the community and must be careful not to create the impression that they are acting for, or representing the views of the Company. Additionally, the Company and its employees are prohibited from making any contribution or giving a gift to a state or local political candidate, official, party or organization that would be prohibited by applicable law. In order for the Company to determine whether a gift or political contribution may be prohibited, employees are required to provide advance notice to the Chief Compliance Officer in advance of a proposed contribution.

The Chief Compliance Officer retains discretion to monitor all business activities between the Company and the provider or recipient of any gift or political contribution in connection with this policy. Any questions regarding this policy or the application of this policy should be directed to the Chief Compliance Officer or Chief Executive Officer.

Loans

No employee may borrow funds from or become indebted to any person, business or company having business dealings or a relationship with Company, except with respect to customary personal loans (e.g., home mortgage loans, automobile loans, lines of credit, etc.), unless the arrangement is disclosed in writing and receives prior written approval from the Chief Compliance Officer of the Company. No employee may use the Company's name, position in a particular market or goodwill to receive any benefit on loan transactions without the prior express written consent of the Chief Compliance Officer of the Company.

Accuracy of Company Records

We require honest and accurate recording and reporting of information in order to make responsible business decisions. This includes such data as quality, safety, and personnel records, as well as financial records.

All financial books, records and accounts must accurately reflect transactions and events, and conform both to required accounting principles and to our system of internal controls. No false or artificial entries may be made.

Retaining Business Communications

The law requires us to maintain certain types of corporate records, usually for specified periods of time. Failure to retain those records for those minimum periods could subject us to penalties and fines, cause the loss of rights, obstruct justice, place us in contempt of court, or seriously disadvantage us in litigation.

From time to time we establish retention or destruction policies in order to ensure legal compliance. We expect you to fully comply with any published records retention or destruction policies, provided that you should note the following exception: If you believe, or we inform you, that our records are relevant to any litigation or governmental action, or any potential litigation or action, then you must preserve those records until we determine the records are no longer needed. This exception supersedes any previously or subsequently established destruction policies for those records. If you believe that this exception may apply, or have any questions regarding the possible applicability of that exception, please contact our Chief Compliance Officer.

Media Relations

We must speak with a unified voice in all dealings with the press and other media. As a result, our Chief Executive Officer or other designated persons will serve as our contact persons for media seeking information about the Company. Any requests from the media must be referred to our Chief Executive Officer or other designated persons.

Intellectual Property Information

Information generated in our business is a valuable asset. Protecting this information plays an important role in our growth and ability to compete. Such information includes business and research plans; objectives and strategies; trade secrets; unpublished financial information; salary and benefits data; lender and other business partner lists. Employees who have access to our intellectual property information are obligated to safeguard it from unauthorized access and:

•Not disclose this information to persons outside of the Company

•Not use this information for personal benefit or the benefit of persons outside of Company

•Not share this information with other employees except on a legitimate "need to know" basis

Internet and E-Mail Policy

We provide an e-mail system and Internet access to our employees to help them do their work. You may use the e-mail system and the Internet only for legitimate business purposes in the course of your duties. Incidental and occasional personal use is permitted, but never for personal gain or any improper use. Further, you are prohibited from discussing or posting information regarding the Company in any external electronic forum, including Internet chat rooms or electronic bulletin boards or social media sites.

Reporting Violations and Complaint Handling

You are responsible for compliance with the rules, standards and principles described in this Code. In addition, you should be alert to possible violations of the Code by Company's employees, officers and directors, and you are expected to report a violation promptly. Normally, reports should be made to one's immediate supervisor. Under some circumstances, it may be impractical or you may feel uncomfortable raising a matter with your supervisor. In those instances, you are encouraged to report through the Company's employee hotline or contact our Chief Compliance Officer who will investigate and report the matter to our Chief Executive Officer and/or Board of Directors, as the circumstance dictates. You will also be expected to cooperate in an investigation of a violation.

Anyone who has a concern about our conduct, the conduct of an officer of Company or our accounting, internal accounting controls or auditing matters, may communicate that concern through the Company's employee hotline or to the Audit Committee of the Board of Directors by direct communication with our Chief Compliance Officer or by email or in writing. All reported concerns shall be forwarded to the Audit Committee and will be simultaneously addressed by our Chief Compliance Officer in the same way that other concerns are addressed by us. The status of all outstanding concerns forwarded to the Audit Committee will be reported on a quarterly basis by our Chief Compliance Officer. The Audit Committee may direct that certain matters be presented to the full board and may also direct special treatment, including the retention of outside advisors or counsel, for any concern reported to it.

All reports will be investigated and whenever possible, requests for confidentiality shall be honored. And, while anonymous reports will be accepted, please understand that anonymity may hinder or impede the investigation of a report. All cases of questionable activity or improper actions will be reviewed for appropriate action, discipline or corrective actions. Whenever possible, we will keep confidential the identity of employees, officers or directors who are accused of violations, unless or until it has been determined that a violation has occurred.

There will be no reprisal, retaliation or adverse action taken against any employee who, in good faith, reports or assists in the investigation of, a violation or suspected violation, or who makes an inquiry about the appropriateness of an anticipated or actual course of action. For the avoidance of doubt, nothing in this Code shall be interpreted as impeding an employee from communicating directly with the staff of the Securities and Exchange Commission about suspected securities law violations.

In the case of a confidential, anonymous submission, employees should communicate their concerns through the Company in writing and forward them in a sealed envelope to the Chair of the Audit Committee, in care of our Chief Compliance Officer, such envelope to be labeled with a legend such as: "To be opened by the Audit Committee only."

Administration of the Code

The Chief Compliance Officer has overall responsibility for administering the Code and reporting on the administration of and compliance with the Code and related matters to our Board of Directors.

Sanctions for Code Violations

All violations of the Code will result in appropriate corrective action, up to and including dismissal. If the violation involves potentially criminal activity, the individual or individuals in question will be reported, as warranted, to the appropriate authorities.

Application/Waivers

All of our directors, officers and employees are subject to this Code.

Any amendment or waiver of the Code for an executive officer or member of our Board of Directors must be made by our Board of Directors and will be publicly disclosed in the manner required pursuant to Item 5.05 of Form 8-K.

Revisions and Amendments

This Code may be revised, changed or amended at any time by our Board of Directors. Following any material revisions or updates, an updated version of this Code will be distributed to you, and will supersede the prior version of this Code effective upon distribution. We may ask you to sign an acknowledgement confirming that you have read and understood the revised version of the Code, and that you agree to comply with the provisions.

X1 Code of Ethics 7-18-23Page 2 of 8

APPENDIX A

Company Capital Corporation

Acknowledgment Regarding
Code of Business Conduct and Ethics

This acknowledgment is to be signed and returned to our Chief Compliance Officer and will be retained as part of your permanent personnel file.

I have received a copy of Company Capital Corporation's Code of Business Conduct and Ethics, read it, and understand that the Code contains the expectations of Company Capital Corporation regarding conduct. I agree to observe the policies and procedures contained in the Code of Business Conduct and Ethics and have been advised that, if I have any questions or concerns relating to such policies or procedures, I understand that I have an obligation to report to my supervisor, to the Chief Compliance Officer or through the Company's employee hotline, any suspected violations of the Code of which I am aware. I also understand that the Code is issued for informational purposes and that it is not intended to create, nor does it represent, a contract of employment.

Name (Printed)
Signature
Date
Date Received:
Reviewed By:
Date

The failure to read and/or sign this acknowledgment in no way relieves you of your responsibility to comply.

X1 Code of Ethics 7-18-23Page 3 of 8